Exhibit 23.2
Consent of Independent Auditor
We consent to the use in this Registration Statement on Form S-1 of Aurora Diagnostics, Inc. of our reports dated April 9, 2010, relating to our audits of the financial statements of Cunningham Pathology, LLC, Greensboro Pathology Associates, P.A. and Subsidiary, Twin Cities Dermatopathology, P.A., Laboratory Medicine Consultants, Ltd., Mark & Kambour, M.D., P.A and Subsidiary and South Texas Dermatopathology Laboratory, P.A. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
April 29, 2010